Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32850, and Form S-8 No. 333-58018) pertaining to Smurfit-Stone Container Corporation Savings Plan, Smurfit-Stone Container Corporation Hourly Savings Plan, Jefferson Smurfit Corporation Hourly Savings Plan, and St. Laurent Paperboard Hourly Savings Plan of our reports dated May 27, 2005, with respect to the financial statements and supplemental schedules of Smurfit-Stone Container Corporation Savings Plan, Smurfit-Stone Container Corporation Hourly Savings Plan, Jefferson Smurfit Corporation Hourly Savings Plan, and St. Laurent Paperboard Hourly Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 17, 2005